Exhibit 10.11
DESCRIPTION OF ARRANGEMENT FOR DIRECTORS FEES
The following sets forth the amount of fees payable to outside directors of S1 Corporation as of December 31, 2009 for their services as Directors:

EVENT	FEE
Annual Retainer (Board Chairman)	$100,000
Annual Retainer (excluding Board Chairman)	$35,000
Board Meeting Attended	$2,000
Annual Committee Chair Retainer
Audit Committee	$20,000
Compensation Committee	$15,000
Corporate Governance and Nominating Committee	$15,000
Strategic Planning Committee	$15,000
Yodlee Board Representative	$15,000
Committee Meeting Attended	$1,500
Annual Stock Option Grant	10,000 shares (quarterly vesting)
Annual Restricted Stock Grant	6,000 shares (quarterly vesting)